UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 29, 2005

CHINA MARKETING MEDIA, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-51094	13-4067620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 110310 Naples, Florida	34108-0106
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, including area code:    (239) 598-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02

TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Pursuant to a Cancellation Agreement signed on December 29, 2005, the Company cancelled the Agreement for Share Exchange that was signed on February 7, 2005 with Media Challenge Holdings Limited, Li Yingsheng, Ding Xiaofeng and Ren Dongsheng (the “Cancellation Agreement”), as reported on Form 8-K on June 6, 2005.  As a result of termination of the Agreement for Share Exchange, the share exchange transaction between the parties, which was originally completed as of June 6, 2005, was rescinded and cancelled retroactively to its effective date, February 7, 2005.  The parties to the Cancellation Agreement are the Company, Media Challenge Holdings Limited, Li Yingsheng, Ding Xiaofeng and Ren Dongsheng.

Under the Cancellation Agreement, the Company transferred to Li Yingsheng, Ding Xiaofeng and Ren Dongsheng (the “Shareholders”) 121,000 shares of Media Challenge Holdings Limited (then held by the Company) in exchange for 16,321,800 shares of the Company (then held by the Shareholders).  The 16,321,800 shares returned to the Company were immediately cancelled and returned to the status of authorized but unissued shares.

Pursuant to the Cancellation Agreement, the individuals appointed as officers and directors of the Company in conjunction with the closing of the Agreement for Share Exchange resigned and appointed new directors and officers.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Cancellation of the Agreement for Share Exchange, as described in Item 1.02, resulted in a change in control of the Company.  Prior to the Cancellation, the Company had 18,664,400 shares issued and outstanding.  After the cancellation, the Company has 2,342,600 shares of common stock issued and outstanding.

Prior to the Cancellation, Li Yeng Sheng owned approximately 38.18% of the Company, but Li Yeng Sheng owns no shares after the Cancellation.  Top Worth Assets Limited (“Top Worth”) owns 2,108,340 shares.  Before the Cancellation, such shares represented 11.30% of the issued and outstanding shares of the Company.  Pursuant to the Cancellation Agreement, 16,321,800 shares were cancelled.  Consequently, Top Worth’s shares represent approximately 90% of the issued and outstanding shares of the Company.

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Pursuant to the Cancellation Agreement, all of the Company’s officers and directors resigned on December 29, 2005, with an effective date of February 7, 2005.  The resigning officers and directors are as follows:

Name	Position
Li Ying Sheng	President and Chief Executive Officer
Chen Li	Chief Financial Officer, Secretary, Treasurer

Ding Xiao Feng	Distribution Manager and Director
Ren Dong Sheng	Executive Director
Li Bin	Executive Director
Liu Yu	Independent Director
Tse Kwai Che, David	Independent Director

Simultaneously with the Cancellation of the Agreement for Share Exchange, the following individuals were appointed as officers and directors of the Company:

Name	Position
Li Sze Tang	President, Director
Woo Chiwai	CFO, Secretary, Director

Biographical Information

Mr. Li Sze Tang, age 47, is the President and a Director of the Company.  He was the founder of, and was an executive director of, China Financial Industry Investment Fund Limited, an investment company listed on the Main Board of the Stock Exchange of Hong Kong Limited, and of which he has been a director since July 4, 2002 until November 2005.  From 1999 to 2002, he was an executive officer and a director of Thiz Technology Group Limited (“Thiz”), an IT company specializing in developing and providing Linux solutions.  Mr Li is a founder of Thiz, which is listed on the Growth Enterprises Market of the Stock Exchange of Hong Kong Limited.  He has worked in the banking and finance field and computer industries for more than twenty years, and has extensive experience in investment banking, fund management, venture capital financing and risk management. Mr. Li was the Finance Director of Carlingford Swire Assurance Group (now HSBC Life), a pension fund and insurance provider, and was an associate director of HSBC Asset Management (Asia Pacific) Limited, a manager of unit trusts, pension funds and private assets, overseeing the management of eight principal departments. Mr. Li holds a Master’s Degree in Science specializing in the management of New Ventures from the Imperial College of Science, Technology and Medicine, University of London, a Master’s Degree in Economic Law from Zhongshan University and a PhD Degree in International Finance Law from Peking University of the PRC.  He is also a Fellow Member of Chartered Institute of Management Accountants (FCMA), the United Kingdom and the Hong Kong Society of Certified Public Accountants (FCPA) and an associate member of the Institute of Chartered Accountants of England and Wales (ACA), the United Kingdom.

Mr. Woo Chiwai, age 36, is the Chief Financial Officer, Secretary and a Director of the Copmany.  He has eight years of corporate finance experience in various Australian and Chinese companies.  From 1996-1999, he was Assistant Manager of the infrastructure projects department of China Construction Holdings Limited (an Australian listed company, stock code CIH).  From 1999-2000, he was Manager of infrastructure projects for China Toll Bridges & Roads Company (a Singapore listed company, stock code CTBR).  From 2000-2003, he was an investment manager of Asia Pacific Tobacco Company Limited.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit 10.1  Cancellation Agreement dated December 29, 2005, by and among China Marketing Media, Inc., a Nevada Corporation, Media Challenge Holdings Limited, a British Virgin Islands corporation, and Li Yingsheng, Ding Xiaofeng and Ren Dongsheng.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MARKETING MEDIA, INC.

By: /S/

 LI SZE TANG

Li Sze Tang, President

Date: January 10, 2006